Exhibit 10.102A

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

PROMISSORY NOTE

$300,000.00	April 10, 2014
 South San Francisco, California

FOR VALUE RECEIVED, the undersigned, VISTAGEN THERAPEUTICS, INC., a Nevada corporation (“the “Company”), hereby promises to pay to ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI (the “Holder”), at One Gustave L. Levy Place, New York, New York 10029, or at such other place or to such other party as Holder may from time to time designate, the principal sum of THREE HUNDRED THOUSAND DOLLARS ($300,000), plus interest from the date hereof and any amounts added to this Note in accordance with Section 3 hereof, in lawful money of the United States of America and in immediately available funds, with interest on the outstanding principal amount at the simple rate of 10.0% per annum (computed on the basis of actual calendar days elapsed and a year of 360 days).  Interest shall commence with the date hereof and shall accrue on the outstanding principal until paid in accordance with the provisions hereof. All of following Company securities are being issued by the Company to Holder in full satisfaction of certain invoices for license maintenance fees and reimbursable patent prosecution costs (“License Expenses”), as identified in Schedule 1 to this Note, pursuant to that certain Agreement between the Company and Holder, effective October 1, 2004 (the “License Agreement”) incurred by the Company and its subsidiaries through March 17, 2014, as well as any additional amounts payable for License Expenses through December 31, 2014, as contemplated by Section 3 hereof:

•	This Promissory Note (the “Note”);
•
Three hundred thousand (300,000) shares of unregistered Company common stock (the “Shares”), which Shares the Company shall, concurrently with the issuance of this Note, instruct its stock transfer agent to cause to be issued to Holder as soon as practicable following the date of this Note, , but in no event later April 30, 2014; and

•
Warrants to purchase three hundred thousand (300,000) shares of unregistered Company common stock at a purchase price of $0.50 per share (the “Warrants”), which Warrants shall be issued to Holder concurrently with the issuance of this Note.

1. Commencing on April 30, 2014 and continuing until December 31, 2014, the Company shall make monthly installment payments on the Note, each in the amount of $10,000. Each payment shall be applied first to accrued interest, and thereafter to principal. The remaining unpaid balance of principal and all unpaid accrued interest shall become fully due and payable on December 31, 2014, provided, however, that the Company shall have the right to pay the outstanding principal amount of this Note together with all of the accrued and unpaid interest due and payable hereunder on the date of such payment (the “Outstanding Balance”) to Holder at any time prior to Maturity (as defined in Section 2 below).

2. This Note shall mature on the earlier to occur of (i) the Company’s consummation of a Qualified Financing, as defined below and (ii) December 31, 2014 (“Maturity”). For purposes of this Note, “Qualified Financing” shall mean any (i) equity-based public financing registered with the United States Securities and Exchange Commission (“SEC”) or (ii) equity-based private financing not registered with the SEC, in either case resulting in gross proceeds to the Company of at least $5.0 million prior to Maturity. Upon Maturity as the result of a Qualified Financing, the entire Outstanding Balance shall be due and payable to Holder within two (2) business days of the consummation of the Qualified Financing.

3      Unless this Note shall have been paid pursuant to Section 2 hereof prior to December 31, 2014, all amounts otherwise payable by the Company to Holder for License Expenses incurred pursuant to the License Agreement from March 18, 2014 through December 31, 2014 shall automatically be added to the outstanding principal balance of this Note upon delivery of an invoice for such License Expenses by Holder to the Company.  The Company shall, within twenty (20) business days of its receipt of such invoices (i) update Schedule 1 to this Note to reflect such additional invoices for License Expenses incurred after March 18, 2014 and on or before December 31, 2014 and (ii) provide such updated schedule to Holder.

4. The terms of this Note shall be construed in accordance with and governed by the laws of the State of New York, as applied to contracts to be performed entirely within the State of New York.

5. Any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the prior written consent of Company and the Holder.  Any amendment or waiver effected in accordance with this Section 5 shall be binding upon the Company and the Holder.

6. If any provision of this Note, or the application of such provision to any person or circumstance, is held invalid or unenforceable by a legally binding ruling of a court or other legal authority with jurisdiction to make such ruling, the remainder of this Note, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

7. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made as follows:

If to the Holder:                                                    Robert M. Hellauer
Director, Finance and Operations
Mount Sinai Innovation Partners
Icahn School of Medicine at Mount Sinai
770 Lexington Avenue, 14th Floor
New York, NY 10065
Tel. No.: (212) 659-9680
Fax No.: (212) 348-3116

with a copy (for legal notices only) to:

Icahn School of Medicine at Mount Sinai
One Gustave L. Levy Place, Box 1099
New York, NY 10029
Attention: Office of General Counsel

If to the Company:                                               VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, CA 94080
Attention: Chief Executive Officer
Tel. No.: (650) 577-3600
Fax No.: (888) 482-2602

8. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

9. Notwithstanding any other provision to the contrary herein, in no event shall the interest attributable to this Note exceed the maximum rate of interest then permitted under applicable law.

This Note is executed as of the day first above written.

VISTAGEN THERAPEUTICS, INC.

By:      __________________________
Shawn K. Singh
Chief Executive Officer

Acknowledged and agreed this ___th day of April 2014:

ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI

By: ______________________________

Printed Name: _____________________

Title: ____________________________

[Signature page to Promissory Note]

Schedule 1 to Promissory Note

Unpaid invoices through March 17, 2014

	Invoice date	Invoice amount
Maintenance Fee 2012	9/1/2012	$20,000.00
Maintenance Fee 2013	9/1/2012	20,000.00
Legal Fee reimbursement	6/20/2013	129,224.88
Legal Fee reimbursement	8/29/2013	58,497.33
Legal Fee reimbursement	10/16/2013	12,455.26
Legal Fee reimbursement	12/11/2013	6,562.06
Legal Fee reimbursement	2/5/2014	19,712.76
Legal Fee reimbursement	3/14/2014	21,978.12
		$288,430.41

Strategic premium		11,569.59
Initial Promissory Note balance		$300,000.00

Subsequent additions to note:
Legal Fee reimbursement	6/2/2014	7,528.87
Amount subject to Note		$307,528.87